Exhibit 10.2

Research Agreement

This Research Agreement (the “Agreement”), is made and entered into on May 2, 2018, between Canna Powder Ltd, of 20 Raul Wallenberg, Tel -Aviv, Israel (the “Company”) and Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. with its registered address at Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”).

WHEREAS:	Yissum and the Company have executed a license agreement effective May 2, 2018 (the “License Agreement”); and

WHEREAS:	the Company wishes to sponsor research in the laboratory of the Researcher for the further development of the Licensed Technology; and

WHEREAS:	all capitalized terms in this Agreement shall have the meaning ascribed to them in the License Agreement unless specifically indicated otherwise herein.

NOW the Company and Yissum agree to all of the following terms and conditions:

1.	The Research:

1.1	Yissum, through the Faculty of Science of The Hebrew University of Jerusalem (“HUJI” or the “University”), shall perform certain research during the Research Period (as defined below), employing the services of the Researcher (as defined below), all strictly in accordance with the details, objectives and specifications of the protocol attached hereto as Appendix A (and as may be amended from time to time by the Parties) (the “Research” and the “Research Protocol”, respectively).

1.2	Yissum is aware that parts of the Research may be performed by employees of the Company under the supervision of the Researcher outside HUJI facilities. In the event that the Company desires one or more of its employees to perform any Research in any HUJI facility, it may do so only after it has obtained the necessary HUJI approvals. Yissum is free to cause the performance of the Research as provided for herein, and that the Researchers are free to perform the Research as provided for herein; and Yissum warrants and represents that there are no contracts and/or restrictive covenants preventing the performance thereof and that it, and the Researchers, will not enter into any conflicting contracts and/or restrictive covenants during the Research Period.

1.3	For the avoidance of doubt, nothing herein shall prevent Yissum or the University or the Researcher from obtaining any finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement. The results of any such research financed by other entities shall not form part of the Licensed Technology and shall not be subject to the License hereunder.

1.4	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the results of the Research, if any, are or will be commercially exploitable. Yissum make no warranties whatsoever as the commercial or scientific value of the results of the Research Results.

2.	Time Schedule:

2.1	Start Date: The start date shall be the date following the actual written receipt by Yissum of an applicable permit to perform the Research issued by the Israeli Ministry of Health. Yissum shall promptly notify Company following the receipt of such approval.

2.2	Research Completion Date: December 31, 2018 (the “Completion Date”) and upon the Researchers’ presentation to the Company of the Scientific Report (as defined below), provided that the Company had paid the Research Fee according to the schedule set forth herein, (the period extending from the Start Date to the Completion Date being referred to as the “Research Period”). The Company shall be entitled to extend the Research Period for a period of up to an additional year upon mutual agreement regarding additional payment.

1

3.	The Researcher:

3.1	The Research will be performed by, or under the control and supervision of, Professor Shlomo Magdassi (the “Researcher”). In the event that the Researcher, for any reason whatsoever, shall be unable to conduct the Research, or shall cease to be available for the performance of the undertakings set forth in this Agreement, Yissum shall use its best efforts to appoint, within 30 (thirty) days, a successor researcher whose identity shall be approved in advance by the Company (the “Successor Researcher”). Upon the Successor Researcher’s appointment, the Successor Researcher shall be deemed to be a Researcher for all purposes herein. Should the Parties not be able to agree on the identity of a Successor Researcher, notwithstanding their best efforts to do so, the Company shall have the right to terminate the Research and will bear no liability for such termination, provided that (i) no monies paid to Yissum for the Research pursuant to Section 5.1, below, will be refunded by Yissum to the Company, and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company’s written notice of termination.

3.2	In the performance of the Research, Yissum and the Researcher shall cooperate with, and as necessary, reach decisions with the agreement of the Company’s CEO and/or any official appointed by the Company for such purpose.

3.3	The Researcher shall perform the Research to the best of his abilities, in a diligent, trustworthy, professional and efficient manner, and with the due care and diligence as required by the best practice in the field of academic research. The Researcher shall comply with: (i) with all applicable laws and regulations, as may be amended from time to time; and (ii) with all applicable standards, regulations or guidelines for good academic research practice.

4.	The Scientific Report: The Researcher shall maintain complete and accurate written records, accounts, notes, reports and data of the Research. Within thirty (30) days of the end of the Research Period, the Researcher shall submit to the Company, a written scientific report, in accordance with professional academic research standards detailing the results of the Research, in a form proposed by the Company and agreed upon by the Researcher (such agreement not to be unreasonably refused) (the “Scientific Report”). The Company acknowledges that no financial report will be given by Yissum. In addition to the aforesaid, the Researcher shall meet once a calendar quarter during regular working hours with a representative of the Company and in accordance with the Researcher’s schedule, to orally inform the Company as to the progress of the Research. Without derogating from the generality of the foregoing, the Researcher shall submit to the Company a written report, on a quarterly basis, detailing the progress of the Research in a format reasonably acceptable to the Company. Further, the Researchers shall assist the Company in providing any report or information as may be required or requested by the Company in order for the Company to meet its reporting obligations to the IIA.

5.	The Research Fee:

5.1	The Company shall pay Yissum ten thousand US Dollars (US$10,000) per month, inclusive of overhead (the “Research Fee”) in consideration for the performance of the Research.

5.2	The Research Fee shall be paid by the Company to Yissum on a monthly basis until the completion of the Research (estimated date December 31st 2018).

5.3	Value Added Tax (VAT), as applicable, shall be added to all payments hereunder, and payments to Yissum shall be made against a duly issued VAT invoice within 30 (thirty) days of the Company’s receipt of the respective invoice.

In the event that the Company fails to pay an invoiced amount in a timely manner, Yissum shall be entitled to charge the Company an additional fee equal to an annual interest rate of Prime plus 2% of such amount.

2

6.	Intellectual Property: The Research Results shall be exclusively owned by Yissum and shall be automatically included in the Licensed Technology.

7.	Use of Names: A Party shall not make any use of any kind of the name of the other Party, and, in the case of the Company, the names of the Researchers or the Hebrew University, without the prior written consent of the other Party, which shall not be unreasonably withheld.

8.	Relationship of the Parties: Nothing in this Agreement shall in any way be construed to constitute there being a relationship of agent, employer-employee, or representative, between the Company on the one hand, and the Researcher and Yissum on the other hand. The relationship of the Company, on one hand, and the Researcher and Yissum, on the other hand, shall be that of independent contractors.

9.	Dispute Resolution: In all cases in which a dispute shall arise between the Company and Yissum regarding the Research, the dispute shall be resolved in accordance with the provisions of Section 16 of the License Agreement.

10.	Authorized Signatories: Signature by two authorized representatives of Yissum on this Agreement shall constitute Yissum’s approval and agreement to all that is written herein. The Company warrants that the persons signing this Agreement are authorized to bind the Company.

11.	Liability and Indemnification:

11.1	Yissum, its ultimate owners, affiliates, officers, directors, employees, agents and contractors shall not be liable for any and all claims, actions, demands, losses, damages, costs and expenses (including without limitation legal fees) made or brought by third parties arising from or in connection with this Agreement (collectively, a “Claim”).

11.2	The Company’s indemnification obligations with respect to a Claim shall be in accordance with the provisions of Section 14 of the License Agreement.

12.	Termination:

12.1	Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement shall end at upon the Company’s receipt of the Scientific Report, in accordance with the provisions of Section 4, above, and full payment of the Research Fee, in accordance with the provisions of Section 5, above.

12.2	Each Party shall be entitled to terminate this Agreement in the event of a breach by the other Party of its obligations under this Agreement, including, but not limited to, the Company’s payment of the Research Fee and/or Yissum’s or the Researcher’s failure to perform the Research, where such breach is not remedied by the breaching Party within 30 (thirty) days of receipt of written notice from the non-breaching Party.

12.3	Without derogating from the aforesaid, the Company shall be entitled to terminate this Agreement, for any reason at its sole discretion, upon sixty (60) days prior written notice to Yissum.

12.4	If the Agreement is terminated prior to the end of the Research Period, all amounts paid by the Company under this Agreement up to the date of termination shall be considered as non-refundable. In addition, should the Company have terminated this Agreement in accordance with Section 12.3, above, it shall continue to be liable for any irrevocable financial commitments made by Yissum or the Researcher in accordance with the Research Plan.

12.5	Sections 3.1 (The Researcher), 4 (the Scientific Report), 5 (The Consideration), 6 (Intellectual Property), 8 (Relationship of the Parties), 9 (Dispute Resolution), 12 (Termination), 13 (Incorporation) and 14 (Governing Law) shall survive termination of this Agreement for any reason.

13.	Incorporation: Sections 12 (Confidentiality), 13 (Publication Rights), and 17 (Miscellaneous) of the License Agreement shall be incorporated into and form part of this Agreement, mutatis mutandis.

3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Canna Powder Ltd.	Yissum Research Development Company of The Hebrew University of Jerusalem Ltd.

By:	By:
Title:	Title:

I the undersigned, Professor Shlomo Magdassi, hereby declares and confirms that I have read and understood the Research Agreement, I agree to be appointed as the Researcher on behalf of Yissum, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Research Agreement.

Professor Shlomo Magdassi	Date

4

Appendix A

Research Program

Research plan

Cannabis oil powders

The aim of the research is to develop cannabis oil powder as a raw material for pharmaceutical products, mainly fast dissolving tablets and Powder inhalation. The research is a continuation of the feasibility study that was performed during the last months.

The main activities which will take place from May 1st to Dec 31, 2018, will be:

●	Formation of cannabis oil powder according to the specific applications, (oral delivery/ inhalation), will be performed with a suitable / DFA approved ingredients.

●	Scale up of the production process up to 1L of starting emulsion will be developed.

●	Filing of a patent application.

●	Developing preliminary formulations for two products:

●	A soluble tablet under the tongue

●	Powder for use in inhalator for the lungs

*The research plan may change according to the developments in the research and business needs.

5